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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                                  Form 8-K



                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): November 15, 2004



                           AMERITYRE CORPORATION
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        (Exact name of registrant as specified in its charter)


          NEVADA                    33-94318-C             87-0535207
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                1501 Industrial Road, Boulder City, Nevada  89005
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                     (Address of principal executive office)


Registrant's telephone number, including area code: (702) 294-2689
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ITEM 5.02
Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 15, 2004, at our annual meeting of shareholders, a majority of the shareholders: (1) elected Richard A. Steinke, Louis M. Haynie, Henry D. Moyle, Wesley G. Sprunk and Norman H. Tregenza to the board of directors. Each director will serve until our next annual meeting and until his or her successor is duly elected and qualified; (2) approved the selection of HJ & Associates, LLC, as our independent public accountants for fiscal year 2005; and (3) approved the increase in capitalization of our common stock from 25,000,000 shares to 40,000,000 shares. The tabulation of the votes is set forth below:

1.   Election of directors:

Richard A. Steinke:   for 15,704,106;  against 24,275;  withhold 126,906
Henry D. Moyle:       for 15,695,606;  against 32,775;  withhold 126,906
Louis M. Haynie:      for 15,698,106;  against 30,275;  withhold 126,906
Norman H. Tregenza:   for 15,704,106;  against 24,275;  withhold 126,906
Wesley G. Sprunk:     for 15,701,606;  against 26,775;  withhold 126,906

2.  Ratification of HJ and Associates, LLC:

  for 15,797,012;  against 51,025;  withheld  7,250

3.  Increase in Capitalization:

  for 15,295,816;  against 195,425; withheld 364,046


                          ITEM 8.01 OTHER EVENTS

REMARKS BY RICHARD A. STEINKE, CHAIRMAN, PRESIDENT & CEO, November 15, 2004

Annual Meeting of Shareholders

"All things are possible until they are proved impossible; and even the impossible may only be so, as of now." So, "the secret of success is constancy to purpose." In all things, success depends upon previous preparation, and without such preparation, there is sure to be failure. Those words, although written by other people, have been the rallying cry for Amerityre. Amerityre has persevered on a steady determined course of action in spite of difficulties, obstacles and discouragement.

Amerityre took on one of the most difficult tasks asked of any company. No company has ever received Department of Transportation (DOT) approval on a urethane auto air tire until April 22, 2004. On that day, Amerityre passed the final test on the long road of developing a urethane auto tire. We have much to be proud of. The test results showed that our tires ran cooler and our rolling resistance was much better than rubber tires. But the most important discovery is that urethane is environmentally friendly in use as a tire and later when it is recycled into other products. It is hard to explain the jubilation of the Amerityre employees on that day. Even at the independent laboratory, the tire technicians all huddled around our tire to cheer the final minutes of this historical test. This is truly one of the great technological breakthroughs of the last 100 years.

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Over $1 billion has been spent by other tire companies in an attempt to do this urethane tire technology. They all failed. Amerityre has spent approximately $20 million and we have succeeded.

At this time, I want to give special thanks to those people that personally worked on the project. Please stand as I call your name. Ted Love, Tim Kessler, Jim Moore, Jason Norman, Steve Harold, Luis Ochoa, Lupe Venegas, and my right hand man in urethane technologies, Manny Chacon. Also, a former Goodyear Research and Development Director, Rick Vannan.

Let's give them a hand.

Since April 22, Amerityre has been busy filing protective patents on the technology. Presently we have filed 6 patents associated with our manufacturing methods and processes and plan on filing 3 additional patents in the near future.

We have engineered and built a single station auto tire machine with a connecting mold. We have built another machine to assemble beads, belts and plies. All of our equipment, past and present, is modularly designed so that it can be easily disassembled and transported to new locations. Also, the entire production line, from chemical storage tanks to the final product
(tire) can be up-scaled to a robotic tire factory.

The future looks bright for Amerityre. We have had several inquiries   from
chemical companies, tire manufacturers, and auto manufacturers   about this
innovative technology. Because of our desire to protect our intellectual property, we have not provided any detailed information to interested parties. However, we expect that by the end of January 2005, we will have completed sufficient testing of our compounds, so that we can provide interested parties with data comparing rubber to Amerityre's urethane compounds. We will also provide them a cost analysis illustrating an efficiency comparison between urethane and rubber manufacturing techniques. Our expectation is to develop substantial interest within the tire industry to begin licensing our technology for specific tire applications.

Because of new safety regulations affecting the auto industry there has been a great deal of interest within the industry for a "zero pressure" spare tire alternative to "high pressure" regular and donut sized spare tires that are currently being used. Presently we have been working on a design concept for a spare tire made entirely of polyurethane elastomer. We have filed a patent application on our design concept and we are in the process of developing prototypes for testing. We think that there is great potential for this technology in the near to long term future.

In addition, over the past few months we have been discussing licensing arrangements for both our urethane foam and elastomer tire technologies with various groups. In July 2004, we enlisted the services of The International Research and Development Company to assist us in identifying interested parties within various developing countries that have a need for our tire technology. We have introduced our technology to parties from Sri Lanka, India, Mexico, Peru, Brazil, Singapore and Panama and hope to consummate a transaction with one or more of these parties during this current fiscal year. Our goal with these groups is to sell them the manufacturing equipment and provide them with our proprietary chemical systems.

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Our ultimate goal is to move swiftly to profitability. Management, with the assistance of our newly formed advisory group, has developed a 5 year strategic operating plan that creates a strategic roadmap for the company.

By following the roadmap, we believe that our technology will be attractive to major tire and chemical companies. The market we are entering uses 34 billion pounds of polymer annually. The objectives are substantial, but we believe that we have the technology to succeed.

Amerityre has successfully tested a polyurethane tire technology that has been thought, at least until recently, to be impossible to do. Amerityre believes that a revolution has begun and that polyurethane technology is the new "Tire Technology for the 21st Century." It is this technology that will make a difference in the marketplace for both the tire industry and the consumer. It is technology that makes everyone a winner.

In conclusion, I would like to offer a special thanks to all of Amerityre's investors who believed in the management of this company. For some of you, it has been a long term investment. However, I think that it is important that you think of us as a research company that now has received the necessary validation of our science and our products. We are now beginning the commercialization phase of our journey. Thank you for your patience and support.

ITEM 9.01 Financial Statements and Exhibits

Exhibit 3(i) - Articles of Amendment to the Articles of Incorporation


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                       AMERITYRE CORPORATION



Date: November 15, 2004                /S/ Richard A. Steinke, C.E.O.